FOR IMMEDIATE RELEASE

November 8, 2005

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES TWO NEW ACQUISITIONS

Freehold, N.J., November 8, 2005……On November 8, 2005,  Monmouth Capital Corporation (NASDAQ/NMS: MONM) announced the acquisition of two new properties purchased from Douglas P. Hooker and Britta J. Hooker.  Stan Johnson Company acted as the agent for the seller in both transactions.  The first acquisition is a 31,096 square foot industrial building in Polk County, Lakeland, Florida, at a purchase price of approximately $2,150,000.  The second acquisition is a 30,332 square foot industrial building in Richmond County, Augusta, Georgia, at a purchase price of approximately $1,900,000.  Each property is net-leased to Federal Express Corporation, a Delaware corporation, for a period of seven remaining years through November 30, 2012.

These acquisitions bring the total number of industrial properties owned by Monmouth Capital Corporation to ten, and increase its square footage to approximately 688,000.  Monmouth Capital’s other properties are located in New York, New Jersey, Pennsylvania, Virginia, Minnesota, Florida and Illinois.

Monmouth Capital Corporation (“MONM”) is part of a family of REITs including United Mobile Homes, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM pursues  real estate opportunities that are outside the scope of the specialized areas of United Mobile Homes, Inc., and Monmouth Real Estate Investment Corporation.

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